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                                                                    EXHIBIT 99.1



For Immediate Release                                 CONTACT:  Sean Wheeler
July 21, 1999                                              816-960-3116
                                                           816-270-7326


               LA PETITE ACADEMY, INC. ACQUIRES BRIGHT START, INC.

         Overland Park, Kan. - La Petite Academy, Inc., the nation's second-largest provider of early childhood education, announced today it acquired Bright Start, Inc., which operates 44 child care/preschool facilities in four states.

         La Petite acquired all the outstanding Bright Start stock for $9.3 million, and assumed approximately $2 million in debt. The transaction, which closed July 21, allows La Petite Academy to increase its presence in Nevada and New Mexico and create new markets in Minnesota and Wisconsin.

         "La Petite Academy has developed a strong reputation of preparing young children for a lifetime of learning," says Jim Kahl, chairman, chief executive officer and president of La Petite. "Today, we build on that foundation with the addition of Bright Start preschool facilities. We believe that Bright Start's core purpose of integrating education into child care fits perfectly with our company objectives and will enhance our ability to provide value-added programs to more families across America."

         Bright Start has flourished during the past four years with revenues increasing from $10.7 million in 1995 to $22.2 million in 1998, an increase of 107 percent.

         "Bright Start obviously has a great track record of success and that is why it was such an attraction to us," Kahl said. "The company has not only shown outstanding growth, but also strong profitability. This acquisition creates the ability to extend our mission of providing early




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childhood education to many more children."

         With the acquisition of Bright Start, La Petite owns 20 schools in Minnesota and Wisconsin, and will add nine in Nevada and 17 in New Mexico to La Petite's existing operations. La Petite anticipates a smooth transition for staff, parents and children as both companies rely on utilizing strong field management support combined with the strength of La Petite's existing corporate office in Overland Park, Kan. One of Bright Start's strengths is the expertise and service capabilities of its staff.

         "We will operate with as little change as possible this coming school year to assure the historic success Bright Start has experienced in serving parents remains intact," says Kahl. "Our time will be spent understanding Bright Start's systems and processes to see what can be learned from each educational program to provide parents and children even better service."

         The first La Petite Academy opened in Illinois in 1970. La Petite Academy, with headquarters in Overland Park, Kan., is the nation's second-largest provider of early childhood education. With the acquisition of Bright Start, La Petite Academy, Inc. operates more than 800 school in 36 states and the District of Columbia.



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